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                          DYNAMICWEB ENTERPRISES, INC.
                         EXECUTIVE PERFORMANCE AGREEMENT

     This EXECUTIVE PERFORMANCE AGREEMENT (the "Agreement") made effective as of February 29, 2000 (the "Effective Date") by and between DynamicWeb Enterprises, Inc., a New Jersey corporation (the "Company"), and Steven L. Vanechanos, Jr. (the "Executive").

     WHEREAS, the Executive is the Chief Executive Officer of the Company; and

     WHEREAS, the Company desires to provide additional incentives to the Executive for overseeing and managing the successful integration of the Company and eB2B Commerce, Inc. ("eCom"), in connection with the Merger (as defined below).

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereto agree as follows:

1    Acknowledgements. The Parties acknowledge that the Company is planning to merge with eCom during the second calendar quarter of 2000 (the "Merger"), pursuant to an Agreement and Plan of Merger, dated December 1, 1999, as amended ("Merger Agreement"). ECom has retained a management consulting firm, McKinsey & Company, to provide advice to eCom and the Company regarding the integration of the two companies and their respective businesses in connection with the Merger (the "Integration Project").

2    Award. Pursuant to the terms of this Agreement, and in consideration of the Additional Obligations (as defined below), the Company shall award the
Executive: (a) the sum of seventy-five ($75,000) dollars and (b) options to purchase fifty thousand (50,000) shares of the Company's Common Stock, par value $.001 ("Options"), for performing certain Additional Obligations ("Award"). For purposes of this Agreement, "Shares" shall mean the Common Stock of the Company issuable upon exercise of the Options.

3    Additional Obligations of the Executive. The Executive, in addition to the services, functions and duties he regularly performs in his capacity as Chief Executive Officer of the Company, will oversee and manage the implementation of the Integration Project, as recommended by McKinsey & Company, by cooperating in good faith with McKinsey & Company and, to the best of his ability, by complying with each and every final written recommendation of McKinsey & Company; provided, however, that the Executive will not be required to comply with a recommendation if compliance with such recommendation would violate or breach any fiduciary duty or obligation he owes to the Company; provided that Executive receives a written opinion from his counsel to such effect and provides it to McKinsey & Company (the "Additional Obligations"). Upon the implementation of any final written recommendation, McKinsey & Company shall certify that there has been compliance with such recommendation. If, in the good faith judgment of McKinsey & Company, the Executive has failed at any time to cooperate in good faith or to comply with a final written recommendation, it or Victor Cisario, Chief Financial Officer of eCom, shall provide the Executive with written notice and a seven (7) day period in which to cure such violation.

4    Grant of Award. The Executive shall have the right to receive the Award at the closing of the Merger, unless prior to such closing Executive has received written notice that the Board of Directors of the surviving corporation (the "Board") has determined, in good faith, that the Executive has failed to fulfill the Additional Obligations despite having received written notice and an opportunity to cure as set forth in Paragraph 3 above. Before determining that the Executive has failed to fulfill the Additional Obligations, the Board shall have consulted with Victor Cisario, Chief Financial Officer of eCom, and an appropriate representative of McKinsey


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& Company, as well as solicited and reviewed any other relevant information necessary to render a good faith determination.

5    Administration. On or prior to the first date following the Merger on which the Company pays its payroll obligations, the Company will issue an option agreement, as described below, and a check or wire transfer, in accordance with directions from the Executive, pursuant to this Agreement.

6    Options.

     6.1 Exercise Price. The exercise price of the Shares covered by the Options shall be the closing bid price of the Shares on the date of the closing of the Merger ("Purchase Price"). The Company does not make any representation or warranty to the Executive regarding the Federal or State income tax consequences or effects of the Options. The Options will be issued in accordance with the Company's stock option plan for employees then in effect. To the extent that the stock option plan does not provide for customary cash less exercise rights or adjustments to the exercise price of options upon a reorganization, stock split or similar event, the Company will grant such rights to the Executive in a separate agreement negotiated in good faith by the parties. If the shares issuable under such plan are not registered, the Company hereby acknowledges its intention to file a registration statement on SEC Form S-8 with respect to the Shares, in the manner at the times deemed by the Company to be in the best interest of the Company and its employees and option holders, and the Shares shall be included in such registration statement.

     6.2 Vesting of Options. The Options awarded under this Agreement shall be fully exercisable as of the date awarded. The Options shall expire on the date which is ten (10) years from the date of grant.

     6.3 Agreement. An option agreement will be issued to evidence the Options granted hereunder. The option agreement will contain such provisions and terms as agreed upon by the parties, including cashless exercise, and consistent with the terms hereunder.

7    Taxes. The Executive agrees, no later than the date as of which the value of any Option awarded or Shares acquired pursuant to this Agreement first becomes includible in the gross income of the Executive for federal income tax purposes, to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Options or the Shares. The obligations of the Company under this Agreement are conditioned on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Executive.

8    Restrictions on Transfer. The Executive agrees that the Options and the underlying Shares acquired pursuant to this Agreement, shall be subject to the Lock-up Agreement between the Executive and the Company, dated February 28, 2000 (the "Lock-up Agreement"), and that the Shares may only be transferred, sold or otherwise disposed in accordance with the terms of the Lock-up Agreement.

9    Legends on Share Certificates. The certificates representing the Shares or Options, as the case may be, will contain such legends as may be consistent with the Lock-up Agreement and/or other relevant agreements entered into between the Executive and the Company which relate to restrictions on the transfer of the Shares or Options.

10   Nontransferability. Each Option granted under this Agreement is nontransferable by the Executive other than by will or the laws of descent and distribution, and is exercisable only in accordance with the provisions of this Agreement and the option agreement.

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11   Arbitration.

     11.1 The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations among each Party's representatives. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after such notice is given, the Parties will meet in order to resolve in good faith the dispute.

     11.2 If the dispute has not been resolved within ninety (90) days of the disputing Party's notice or if the Parties fail to meet within fifteen (15) days, then either Party may immediately initiate binding arbitration of the controversy or claim as provided in this Section 17.

     11.3 Arbitration, if initiated, shall be conducted in accordance with the then current Rules of the American Arbitration Association by three (3) independent and impartial arbitrators, of whom each Party shall appoint one (1) and the two (2) selected arbitrators shall select the third arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.1-16 and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York.

     11.4 The procedures specified in Section 11 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party, without prejudice to the above procedures, may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment reasonably exercised such action is necessary to avoid irreparable damage or to preserve the status quo.

     11.5 All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 11 are pending. The Parties will take such action, if any, required to effectuate such tolling.

     11.6 Each Party is required to continue to perform its obligations (including the payment of fees or royalties which are not the subject of a dispute) under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

12   Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

13   Entire Agreement. This Agreement together with the option agreement and the Lock-up Agreement constitutes the agreement of the Parties hereto respecting the subject matter hereof, and any conflict between this Agreement together with the option agreement and the Lock-up Agreement will be resolved in favor of the Lock-up Agreement.

14   Binding Effect. This Agreement is binding upon, and will inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

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     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of the date set forth above.

DynamicWeb Enterprises, Inc.

By: /s/ Steven L. Vanechanos, Jr.            By: /s/ Steven L. Vanechanos, Jr.
    ------------------------------               ------------------------------
     Steven L. Vanechanos, Jr.                   Steven L. Vanechanos, Jr.
     Chief Executive Officer

Date: February 29, 2000                      Date: February 29, 2000
      ----------------------------                 ----------------------------


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